Exhibit 99.1

Athenex Pharma Solutions, an Athenex, Inc. Company, Launches Compounded Vasopressin Injection in Ready-to-Use Premix IV Bags

BUFFALO, N.Y., Aug. 13, 2018 (GLOBE NEWSWIRE) — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer, today announced the launch of compounded Vasopressin Injection in ready-to-use premix IV bags through its subsidiary Athenex Pharma Solutions (APS).

APS is focused on applying pharmaceutical cGMP expertise to the 503(B) market to address hospital needs for high-quality outsourced compounding services.

Vasopressin Injection products launched today and available to order from Athenex include:

•	50 units per 50 mL bag in 0.9% sodium chloride

•	100 units per 100 mL bag in 0.9% sodium chloride

•	20 units per 100 mL bag in 0.9% sodium chloride

•	50 units per 250 mL bag in 0.9% sodium chloride

Per IQVIA sales data, the Vasopressin market in the United States exceeds $400 million annually.

Jeffrey Yordon, Athenex’s Chief Operating Officer and President of APS, commented, “We are delighted to introduce our Vasopressin products to the US market in multiple, ready-to-use premix IV bag presentations. Our launch of Vasopressin Injection in ready-to-use premix IV bags underscores Athenex’s ongoing commitment to broadening our 503(B) portfolio through customer-focused innovation.”

Athenex’s products emphasize quality and can help to enhance patient safety. cGMP processes are followed for each of Athenex’s products, and a Certificate of Analysis is provided for each batch of 503B products so customers are able to see measurable results from repeatable tests. Additionally, Athenex’s AccuraSEE Packaging and Labeling, a proprietary, patent-pending and highly differentiated approach to product packaging and labeling, features a unique label design for every product to give caregivers accurate information and help to reduce the risk of medication errors.

APS is committed to developing and providing a broad portfolio of quality injectable products compliant with the FDA Act Section 503(B). APS’ FDA-inspected 503(B) facility is located in Clarence, NY. The APS product portfolio is available at www.athenexpharma.com.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

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